Exhibit 99.4



                      EAST COEUR D'ALENE SILVER MINES, INC.


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT
                    FOR THE PERIOD DECEMBER 31, 2000 AND 1999

                                TABLE OF CONTENTS





INDEPENDENT AUDITORS' REPORT                                                 1

FINANCIAL STATEMENTS
  Balance Sheets                                                             2
  Statements of Operations                                                   3
  Statements of Stockholders' Equity (Deficit)                               4
  Statements of Cash Flows                                                   5

NOTES TO FINANCIAL STATEMENTS                                               6-11

                             DIROCCO & DOMBROW, P.A.
                      3601 WEST COMMERCIAL BLVD., SUITE 39
                            FORT LAUDERDALE, FL 33309
                                 (954) 731-8181
                               FAX (954) 739-1054


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


Board of Directors
East Coeur D'Alene Silver Mines. Inc.
Green Acres, WA


We have audited the accompanying balance sheets of East Coeur D'Alene Silver Mines, Inc. as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of East Coeur D'Alene Silver Mines, Inc. as of December 31, 2000 and 1999, and the results of operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has no revenues and negative working capital. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



DiRocco & Dombrow, P.A.
Ft. Lauderdale, FL
January 12, 2001

                     EAST COEUR D'ALENE SILVER MINES, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999





                                                           2000         1999
                                                         ---------    ---------

                                     ASSETS

Current Assets
  Cash                                                   $      18    $    --
                                                         ---------    ---------
         Total Assets                                    $      18    $    --
                                                         =========    =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


Current Liabilities
  Accounts payable                                       $    --      $   8,348
   Advances from shareholders                                 --          9,900
                                                         ---------    ---------
          Total Current Liabilities                           --         18,248
                                                         ---------    ---------

Commitments and Contingencies

Stockholders' Equity (Deficit)
  Common stock, $0.0001 par value,
  100,000,000 shares authorized,
  10,857,034 and 174,786 shares issued
  and outstanding, respectively                              1,085           17
Additional paid-in capital                                 795,710      748,280
Accumulated deficit                                       (796,777)    (766,545)
                                                         ---------    ---------

  Total Stockholders' Equity (Deficit)                          18      (18,248)
                                                         ---------    ---------

  Total Liabilities and Stockholders'
      Equity (Deficit)                                   $      18    $    --
                                                         =========    =========


  The accompanying notes are an intergral part of these financial statements.

                      EAST COEUR D'ALENE SILVER MINES, INC.
                             STATEMENT OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999





                                                         2000           1999
                                                     -----------    -----------
Revenues                                             $      --      $      --
                                                     -----------    -----------

Expenses
  Legal and audit expenses                                26,732           --
  Mining exploration and engineering expense                --            1,148
  Office supplies and expenses                             3,500          5,147
  Taxes and licenses                                        --               69
                                                     -----------    -----------

 Total Expenses                                           30,232          6,364
                                                     -----------    -----------

Other Expenses
  Interest                                                  --              832
                                                     -----------    -----------

       Total Other Expenses                                 --              832

                                                     -----------    -----------
Net Loss                                             $   (30,232)   $    (7,196)
                                                     ===========    ===========

Net Loss Per Common Share                            $     (0.01)   $     (0.04)
                                                     ===========    ===========

Weighted Average Shares of Common Stock
  Outstanding                                          3,750,284        174,786
                                                     ===========    ===========

  The accompanying notes are an intergral part of these financial statements.


               EAST COEUR D'ALARS ENDED DECEMBER 31, 2000 AND 1999
             STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)
                  FOR THE YEARS ENDED DECEMBER31,2000 AND 1999


                                                 Common Stock           Discount on   Accumulated
                                           --------------------------     Common       Earnings
    DESCRIPTION                               Shares         Amount        Stock       (Deficit)        Total
-----------------------------------------  ------------   -----------   -----------   -----------    -----------

BALANCE AT JANUARY 1, 1999                      174,786   $        17   $   748,280   $  (759,349)   $   (11,052)

NET LOSS FOR THE YEAR                              --            --            --          (7,196)        (7,196)
                                            -----------   -----------   -----------   -----------    -----------

BALANCE AT DECEMBER 31, 1999                    174,786            17       748,280      (766,545)       (18,248)

STOCK ISSUE FOR CASH @ $0.0001                  182,248            18        18,230          --           18,248

STOCK  OFFERING  UNDER  SECTION 4(2)
OF THE SECURITIES ACT OF 1933 AT $0.0001     10,000,000         1,000         4,250          --            5,250

STOCK OFFERING UNDER RULE 504D AT $0.0001       500,000            50        24,950          --           25,000

NET LOSS FOR THE YEAR                              --            --            --         (30,232)       (30,232)
                                            -----------   -----------   -----------   -----------    -----------

BALANCE AT DECEMBER 31, 2000                 10,857,034   $     1,085   $   795,710   $  (796,777)   $        18
                                            ===========   ===========   ===========   ===========    ===========

  The accompanying notes are an intergral part of these financial statements.


                      EAST COEUR D'ALENE SILVER MINES, INC.
                            STATEMENTS OF CASH FLOWS
                           DECEMBER 31, 2000 AND 1999



                                                             2000        1999
                                                            --------    --------

Cash Flows From Operating Activities
 Net loss                                                  $(30,232)   $ (7,196)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
    Decrease in organizational expense                         --           450
    Decrease in advances                                     (9,900)       --
    (Decrease) increase in accounts payable                  (8,348)      4,211
                                                           --------    --------

        Net Cash Used in Operating Activities               (48,480)     (2,535)
                                                           --------    --------

Cash Flows From Financing Activities
 Proceeds from shareholder advances                            --         2,500
 Proceeds from issue of stock                                48,498        --
                                                           --------    --------

        Net Cash Provided by Financing Activities            48,498       2,500
                                                           --------    --------

        Net Increase (Decrease) in Cash                          18         (35)
Cash, Beginning of Year                                        --            35
                                                           --------    --------

Cash, End of Year                                          $     18    $   --
                                                           ========    ========


Supplemental Information
 Interest paid                                             $   --      $   --
                                                           ========    ========

 Income taxes paid                                         $   --      $   --
                                                           ========    ========

  The accompanying notes are an intergral part of these financial statements.

                      EAST COEUR D'ALENE SILVER MINES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of East Coeur d'Alene Silver Mines, Inc. (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Business Activity
----------------------------------

East Coeur d'Alene Silver Mines, Inc. was organized and exists under the General Corporation Law of the State of Nevada. East Coeur d'Alene Silver Mines, Inc., an Idaho corporation was incorporated in the State of Idaho on October 16, 1961 and East Coeur d'Alene Silver Mines, Inc., a Nevada corporation, was incorporated in the State of Nevada on August 28, 2000.

On August 29, 2000, the Boards of Directors of the corporations approved the merger of the two corporations under the pooling of interest method. The surviving corporation was East Coeur d'Alene Silver Mines, Inc., the Nevada corporation.

The Company was incorporated for the purpose of acquiring, exploring and developing mining properties. The Company is inactive, but maintains two unpatented mining claims in the Coeur d'Alene Mining District, Shoshone County, Idaho.

Basis of Accounting
-------------------

The Company's financial statements are prepared using the accrual method of accounting.

Use of Estimates
----------------

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      EAST COEUR D'ALENE SILVER MINES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued


Income Taxes
------------

Income taxes are calculated under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under SFAS 109, the liability method is used in accounting for income taxes, which includes the effects of temporary differences between financial and taxable amounts of assets and liabilities. The Company has established a valuation allowance to fully offset potential deferred tax assets.

For income tax purposes, the Company has elected to treat its current and historical operating expenses as capitalizable exploration and development costs under IRC Code Section 616(b). Accordingly, the Company has no net operating loss carryforwards.

Net Loss Per Share
------------------

Net loss per share is presented under Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). Basic earnings per share is computed by using the weighted average number of common shares outstanding and excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is computed using the weighted average number of common and dilutive common shares outstanding during the period. Due to the Company's net loss for the fiscal years ended December 31, 2000 and 1999, potentially dilutive securities have been excluded from the computation as their effect is antidulutive.

                      EAST COEUR D'ALENE SILVER MINES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Going Concern
-------------

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. These financial statements show that there are no revenues and the Company incurred net losses of $30,233 and $7,196 for the years ended December 31, 2000 and 1999, respectively. The future of the Company is dependent upon its ability to obtain financing and upon future successful explorations and profitable operations from the development of the mining properties. Management is pursuing various sources of equity financing. Although the Company plans to pursue additional financing, there can be no assurance that the Company will be able to secure such financing or obtain financing on terms beneficial to the Company. Failure to secure such financing may result in the Company's inability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classifications of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.


New Accounting Pronouncements
-----------------------------

In June 1998, the Financial Accounting Standards board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", (SFAS 133). SFAS 133 establishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contract and for hedging activities. SFAS 133 requires all companies to recognize derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after July 1, 2000. The Company does not believe that the adoption of SFAS 133 will have a material effect on its financial position or results of operations.

Stock Based Compensation
------------------------

As permitted by Statement of Financial Account Standards No. 123 "Accounting for Stock-Based Compensation", ("SFAS 123") the Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25").

                      EAST COEUR D'ALENE SILVER MINES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 2 - MINING CLAIMS

The Company maintained ten unpatented mining claims in the Coeur d'Alene Mining District, Shoshone, Idaho. During the year ended December 31, 1998, the Company wrote down the carrying value of its mining claims to $-0-, thereby incurring an asset impairment loss of $518,698, in recognition of the decreased value of its mineral properties. Subsequently, the Company lost its rights, title and interest in the mining claims as of June 2000 and has since re-filed for two of the original ten mining claims.

NOTE 3 - ADVANCES FROM SHAREHOLDERS

A shareholder of the Company has periodically  advanced cash to the Company.  As
of  December  31,  2000  and  1999,   these  advances  totaled  $0  and  $9,900,
respectively. These advances are non-interest bearing and are due upon demand.

NOTE 4 - COMMITMENTS AND CONTIGENCIES

The Company is in the business of exploration and development of mineral properties. At present, there are no feasibility studies establishing proven and probable reserves.

Minerals exploration and mining industries are inherently speculative and subject to complex environmental regulations, the Company is unaware of any pending litigation or of any specific past or prospective matters.

NOTE 5 - STOCKHOLDERS' EQUITY

Common Stock Issuances
----------------------

Common stock was issued in the years 2000 and 1999 as follows:

     a. In fiscal year 2000, East Coeur D'Alene Silver Mines, Inc.'s Board of Directors authorized a 1:64 reverse stock split of its shares and changed the par value from $0.10 to $0.0001. This resulted in 174,786 shares of common stock outstanding.

     b. On August 21, 2000, the Company issued 182,248 common stock for $18,248. These funds were used to pay off the corporation's payables.

     c. On August 31, 2000, 10,000,000 shares of common stock were issued for $5,000 under Section 4(2) of the Securities Act of 1933. In addition, 500,000 shares of common stock were issued through a limited offering under Rule 504D, for $25,000.

                      EAST COEUR D'ALENE SILVER MINES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 6 - STOCK OPTIONS

On December 3, 2000, the Company entered into a stock option agreement in which the Company granted the option to an officer to purchase up to 25,000 shares of common stock for an exercise price of $0.10 per share at any time through December 31, 2001.

SFAS No. 123 requires the disclosure of pro forma net income and earnings per shares as though the Company had adopted the fair value method. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable option without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, six to twelve months following vesting; stock volatility, 30% for 2000; risk free interest rates, 4.4% to 6.6% based on date of grant; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and no forfeitures. If the computed fair value of the 2000 award had been amortized to the Company's expense over the vesting period of the award, the Company's pro forma net loss applicable to common shareholders and the related loss per share would have been $32,582 or $0.01 per diluted share in 2000.

The following is a summary of stock option plan activity for the year ended December 31, 2000.

       Number of options outstanding on December 31, 2000           25,000

       Number of options exercised by in 2000                         --
                                                                    ------

       Number of options outstanding on December 31, 2000           25,000
                                                                    ======


       Number of options exercisable at December 31, 2000           25,000
                                                                    ======

       Weighted average exercise price per share
         outstanding and exercisable                                $0.094
                                                                    ======

       Weighted average remaining contractual life of
           options outstanding and exercisable (in months)              12
                                                                    ======

                      EAST COEUR D'ALENE SILVER MINES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 7 - RELATED PARTY

On August 31, 2000, the Company sold 10,000,000 shares of common stock to Long Lane Capital, Inc. for $5,000 Dollars in a private transaction not involving a public offering. On August 21, 2000, the Company sold 182,248 shares of common stock to Long Lane Capital, Inc. for $18,248 dollars. The securities were sold to Long Lane Capital, Inc, in private transactions not involving a public offering pursuant to Section 4 (2) of the Act. Mr. Wilson, as the sole shareholder of Long Lane Capital, Inc., is deemed the beneficial owner of the Company shares and as the sole officer and director of the Company, the issuance of the shares, constitutes a transaction with management.

NOTE 8- SUBSEQUENT EVENT

On January 23, 2001, the Company acquired 100% of the issued and outstanding common stock of E.Kidnetwork.com, Inc. in exchange for 15,000,000 shares of its restricted common stock and 1,000,000 shares of its restricted Series A preferred stock valued at $750,000.